Calculation of Filing Fee Tables

Form S-1
(Form Type)

Midland National Life Insurance Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Individual Contingent Deferred Annuity Certificates	415(a)(6)	N/A	N/A	$27,651,652.00(1)	N/A	N/A	Form S-1	333-254710	08/12/2021	$3,016.80
Total Offering Amounts						$ 27,651,652.00		$0
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$0
(1) Fees for the certificates are based upon the value of protected assets. The $31,125,000.00 maximum aggregate offering price of the securities previously registered on the Registration Statement on Form S-1 (File No. 333-254710) was estimated based upon certificates protecting $1,750,000,000.00 in total assets and was estimated solely for the purpose of determining the registration fee. Approximately $27,651,652.00 of the securities previously registered, correlating to certificates protecting approximately $1,554,711,357.43 in total assets, remain unsold and are carried forward to this Registration Statement on Form S-1 in reliance on Rule 415(a)(6) under the Securities Act of 1933.